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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 7)*



                              THE SCOTTS COMPANY
-------------------------------------------------------------------------------
                                (Name of Issuer)


-------------------------------------------------------------------------------

                         COMMON SHARES, WITHOUT PAR VALUE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   810 186 106
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   ROB MCMAHON
                          C/O HAGEDORN PARTNERSHIP, L.P.

                            800 PORT WASHINGTON BLVD.
                            PORT WASHINGTON, NJ 08540

                                 WITH A COPY TO:

                               RICHARD L. GOLDBERG
                                PROSKAUER ROSE LLP
                                  1585 BROADWAY
                                NEW YORK, NY 10036


-------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)




                               DECEMBER 16, 2003
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

--------------------------------------------------------------------------------

                                     SCHEDULE 13D

CUSIP NO. 810 186 106

--------------------------------------------------------------------------------

1
     NAME OF REPORTING PERSONS

     Hagedorn Partnership, L.P.

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): EIN 11-3265232
--------------------------------------------------------------------------------

2

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [x]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*: OO
--------------------------------------------------------------------------------
5

          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

--------------------------------------------------------------------------------

                7      SOLE VOTING POWER

                       -0-
             -------------------------------------------------------------------

NUMBER OF       8      SHARED VOTING POWER
 SHARES
BENEFICIALLY           10,964,605
 OWNED BY    -------------------------------------------------------------------
  EACH
 REPORTING      9      SOLE DISPOSITIVE POWER
PERSON WITH
                       -0-
             -------------------------------------------------------------------

                10     SHARED DISPOSITIVE POWER

                       10,964,605
             -------------------------------------------------------------------

                       AGGREGATE AMOUNT BENEFICIALLY OWNED
                       BY EACH REPORTING PERSON

               11      10,964,605
--------------------------------------------------------------------------------
               12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                       (11) EXCLUDES CERTAIN SHARES*                         [ ]

--------------------------------------------------------------------------------
               13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       34.0%
--------------------------------------------------------------------------------

               14      TYPE OF REPORTING PERSON*:  PN
--------------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------

                                     SCHEDULE 13D

CUSIP NO. 810 186 106

--------------------------------------------------------------------------------

1
     NAME OF REPORTING PERSONS

     Katherine Hagedorn Littlefield

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

--------------------------------------------------------------------------------

2

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [x]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*: OO
--------------------------------------------------------------------------------
5

          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America

--------------------------------------------------------------------------------

                7      SOLE VOTING POWER

                       -0-
             -------------------------------------------------------------------

NUMBER OF       8      SHARED VOTING POWER
 SHARES
BENEFICIALLY           10,964,605
 OWNED BY    -------------------------------------------------------------------
  EACH
 REPORTING      9      SOLE DISPOSITIVE POWER
PERSON WITH
                       158,620
             -------------------------------------------------------------------

                10     SHARED DISPOSITIVE POWER

                       10,805,985
             -------------------------------------------------------------------

                11     AGGREGATE AMOUNT BENEFICIALLY OWNED
                       BY EACH REPORTING PERSON

                       10,964,605
--------------------------------------------------------------------------------
                12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                       (11) EXCLUDES CERTAIN SHARES*                         [ ]

--------------------------------------------------------------------------------
                13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       34.0%
--------------------------------------------------------------------------------

                14     TYPE OF REPORTING PERSON*:  IN
--------------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------

                                     SCHEDULE 13D

CUSIP NO. 810 186 106

--------------------------------------------------------------------------------

1
     NAME OF REPORTING PERSONS

     James Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

--------------------------------------------------------------------------------

2

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [x]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*: OO
--------------------------------------------------------------------------------
5

          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America

--------------------------------------------------------------------------------

                7      SOLE VOTING POWER

                       -0-
             -------------------------------------------------------------------

NUMBER OF       8      SHARED VOTING POWER
 SHARES
BENEFICIALLY           10,964,605
 OWNED BY    -------------------------------------------------------------------
  EACH
 REPORTING      9      SOLE DISPOSITIVE POWER
PERSON WITH
                       226,600
             -------------------------------------------------------------------

                10     SHARED DISPOSITIVE POWER

                       10,738,005
             -------------------------------------------------------------------

                11     AGGREGATE AMOUNT BENEFICIALLY OWNED
                       BY EACH REPORTING PERSON

                       10,964,605
--------------------------------------------------------------------------------
                12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                       (11) EXCLUDES CERTAIN SHARES*                         [ ]

--------------------------------------------------------------------------------
                13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       34.0%
--------------------------------------------------------------------------------

                14     TYPE OF REPORTING PERSON*:  IN
--------------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------

                                     SCHEDULE 13D

CUSIP NO. 810 186 106

--------------------------------------------------------------------------------

1
     NAME OF REPORTING PERSONS

     Paul Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

--------------------------------------------------------------------------------

2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [x]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*: OO
--------------------------------------------------------------------------------
5
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America

--------------------------------------------------------------------------------

                7      SOLE VOTING POWER

                       -0-
             -------------------------------------------------------------------

NUMBER OF       8      SHARED VOTING POWER
 SHARES
BENEFICIALLY           10,964,605
 OWNED BY    -------------------------------------------------------------------
  EACH
 REPORTING      9      SOLE DISPOSITIVE POWER
PERSON WITH
                       148,620
             -------------------------------------------------------------------

                10     SHARED DISPOSITIVE POWER

                       10,815,985
             -------------------------------------------------------------------

                11     AGGREGATE AMOUNT BENEFICIALLY OWNED
                       BY EACH REPORTING PERSON

                       10,964,605
--------------------------------------------------------------------------------
                12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                       (11) EXCLUDES CERTAIN SHARES*                         [ ]

--------------------------------------------------------------------------------
                13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       34.0%
--------------------------------------------------------------------------------

                14     TYPE OF REPORTING PERSON*:  IN
--------------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------

                                     SCHEDULE 13D

CUSIP NO. 810 186 106

--------------------------------------------------------------------------------

1
     NAME OF REPORTING PERSONS

     Peter Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

--------------------------------------------------------------------------------

2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [x]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*: OO
--------------------------------------------------------------------------------
5
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America

--------------------------------------------------------------------------------

                7      SOLE VOTING POWER

                       -0-
             -------------------------------------------------------------------

NUMBER OF       8      SHARED VOTING POWER
 SHARES
BENEFICIALLY           10,964,605
 OWNED BY    -------------------------------------------------------------------
  EACH
 REPORTING      9      SOLE DISPOSITIVE POWER
PERSON WITH
                       5,320
             -------------------------------------------------------------------

                10     SHARED DISPOSITIVE POWER

                       10,959,285
             -------------------------------------------------------------------

                11     AGGREGATE AMOUNT BENEFICIALLY OWNED
                       BY EACH REPORTING PERSON

                       10,964,605
--------------------------------------------------------------------------------
                12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                       (11) EXCLUDES CERTAIN SHARES*                         [ ]

--------------------------------------------------------------------------------
                13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       34.0%
--------------------------------------------------------------------------------

                14     TYPE OF REPORTING PERSON*:  IN
--------------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------

                                     SCHEDULE 13D

CUSIP NO. 810 186 106

--------------------------------------------------------------------------------

1
     NAME OF REPORTING PERSONS

     Robert Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

--------------------------------------------------------------------------------

2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [x]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*: OO
--------------------------------------------------------------------------------
5
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America

--------------------------------------------------------------------------------

                7      SOLE VOTING POWER

                       -0-
             -------------------------------------------------------------------

NUMBER OF       8      SHARED VOTING POWER
 SHARES
BENEFICIALLY           10,964,605
 OWNED BY    -------------------------------------------------------------------
  EACH
 REPORTING      9      SOLE DISPOSITIVE POWER
PERSON WITH
                       111,600
             -------------------------------------------------------------------

                10     SHARED DISPOSITIVE POWER

                       10,853,005
             -------------------------------------------------------------------

                11     AGGREGATE AMOUNT BENEFICIALLY OWNED
                       BY EACH REPORTING PERSON

                       10,964,605
--------------------------------------------------------------------------------
                12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                       (11) EXCLUDES CERTAIN SHARES*                         [ ]

--------------------------------------------------------------------------------
                13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       34.0%
--------------------------------------------------------------------------------

                14     TYPE OF REPORTING PERSON*:  IN
--------------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!
     INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

--------------------------------------------------------------------------------

                                     SCHEDULE 13D

CUSIP NO. 810 186 106

--------------------------------------------------------------------------------

1
     NAME OF REPORTING PERSONS

     Susan Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

--------------------------------------------------------------------------------

2
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [x]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------

4         SOURCE OF FUNDS*: OO
--------------------------------------------------------------------------------
5
          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                            [ ]
--------------------------------------------------------------------------------

6         CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America

--------------------------------------------------------------------------------

                7      SOLE VOTING POWER

                       -0-
             -------------------------------------------------------------------

NUMBER OF       8      SHARED VOTING POWER
 SHARES
BENEFICIALLY           10,964,605
 OWNED BY    -------------------------------------------------------------------
  EACH
 REPORTING      9      SOLE DISPOSITIVE POWER
PERSON WITH
                       141,600
             -------------------------------------------------------------------

                10     SHARED DISPOSITIVE POWER

                       10,823,005
             -------------------------------------------------------------------

                11     AGGREGATE AMOUNT BENEFICIALLY OWNED
                       BY EACH REPORTING PERSON

                       10,964,605
--------------------------------------------------------------------------------
                12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
                       (11) EXCLUDES CERTAIN SHARES*                         [ ]

--------------------------------------------------------------------------------
                13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       34.0%
--------------------------------------------------------------------------------

                14     TYPE OF REPORTING PERSON*:  IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO. 810 186 106
--------------------------------------------------------------------------------

          By this Amendment No. 7, Hagedorn Partnership. L.P. (the "Partnership") further amends and supplements the responses to Items 3, 4 and 7 of its Statement on Schedule 13D, as heretofore amended (the "Schedule 13D"), filed with respect to the common shares, without par value (the "Shares"), of The Scotts Company, an Ohio corporation ("Scotts"). Capitalized terms not otherwise defined have the meanings set forth in the Schedule 13D.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          The Partnership exercised Series A and Series B Warrants in a series of cashless exercises and no cash was paid for the Shares.

          On April 22, May 5, June 2 and 18, July 7, 15 and 28, August 4, 19, 26 and 27, September 2 and 3, 2003, the Partnership exercised an aggregate of 977,786 Series A Warrants, surrendering an aggregate of 378,215 Shares to receive an aggregate of 599,571 Shares.

          On March 20, 21, April 3 and 22, 2003, the Partnership exercised an aggregate of 235,390 Series B Warrants, surrendering an aggregate of 108,417 Shares to receive an aggregate of 126,973 Shares.

ITEM 4.   PURPOSE OF TRANSACTION

          (a)  WARRANT EXERCISES
               -----------------

           Pursuant to the Liquidity Plan, the Partnership completed the exercise in full of the Warrants prior to the expiration of the Warrants on November 19, 2003.


          (b)  SALES OF SHARES
               ---------------

           In accordance with the provisions of the Liquidity Plan, the Partnership, for the accounts of Peter and Paul Hagedorn, each General Partners of the Partnership, sold an aggregate total of 102,980 Shares on March 25, 26 and 27, November 5 and 20, 2003 without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon Rule 144 under the Act.

          (c)  AMENDMENT OF LIQUIDITY PLAN
               ---------------------------

          On May 9, 2003, the Partnership adopted Amendment No. 2 to the Liquidity Plan to delete Section 2, entitled "Distributions of Scotts Common Stock in 2002 and 2005" except for certain definitions contained therein.

ITEM 7.   MATERIALS TO BE FILED AS EXHIBITS

          The following  additional exhibits are added to the Schedule
13D:

          (m)  Amendment No. 2 to the Liquidity Plan.

SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 16, 2003

                              HAGEDORN PARTNERSHIP, L.P.


                              By:  /S/ KATHERINE HAGEDORN LITTLEFIELD
                                   ----------------------------------------
                                   Name:   Katherine Hagedorn Littlefield
                                   Title:  Attorney-in-Fact


                              KATHERINE HAGEDORN LITTLEFIELD


                              /S/ KATHERINE HAGEDORN LITTLEFIELD
                              ---------------------------------------------

                              JAMES HAGEDORN


                              By:  /S/ KATHERINE HAGEDORN LITTLEFIELD
                                   ----------------------------------------
                                   Name:   Katherine Hagedorn Littlefield
                                   Title:  Attorney-in-Fact


                              PAUL HAGEDORN


                              By:  /S/ KATHERINE HAGEDORN LITTLEFIELD
                                   ----------------------------------------
                                   Name:   Katherine Hagedorn Littlefield
                                   Title:  Attorney-in-Fact


                              PETER HAGEDORN


                              By:  /S/ KATHERINE HAGEDORN LITTLEFIELD
                                   ----------------------------------------
                                   Name:   Katherine Hagedorn Littlefield
                                   Title:  Attorney-in-Fact


                              ROBERT HAGEDORN

                              By:  /S/ KATHERINE HAGEDORN LITTLEFIELD
                                   ----------------------------------------
                                   Name:  Katherine Hagedorn Littlefield
                                   Title: Attorney-in-Fact


                              SUSAN HAGEDORN


                              By:  /S/ KATHERINE HAGEDORN LITTLEFIELD
                                   ----------------------------------------
                                   Name:  Katherine Hagedorn Littlefield
                                   Title: Attorney-in-Fact

                                                                       EXHIBIT M
                                                                       ---------












                           HAGEDORN PARTNERSHIP, L.P.


                     --------------------------------------

                                 AMENDMENT NO. 2

                                       TO

                                 LIQUIDITY PLAN

                     ---------------------------------------

                                   MAY 9, 2003

                           HAGEDORN PARTNERSHIP, L.P.

                    ----------------------------------------

                                 AMENDMENT NO. 2

                                       TO

                                 LIQUIDITY PLAN

                     ---------------------------------------



         The Liquidity Plan adopted as of July 28, 2000 as heretofore amended (the "Plan") by the general partners of the Hagedorn Partnership, L.P., a Delaware limited partnership, in accordance with Article V of the Amended and Restated Agreement of Limited Partnership of Hagedorn Partnership, L.P., as amended (the "Partnership Agreement"), is hereby further amended as of May 9, 2003, in accordance with Section 7 of the Plan and Article V of the Partnership Agreement.

1.      AMENDMENT
        ---------

        Section 2 of the Plan ("Distributions of Scotts Common Stock in 2002 and 2005") is hereby deleted, except for the definitions contained therein and used in the remainder of the Plan.

2.      FULL FORCE AND EFFECT
        ---------------------

        Except as expressly modified above, the Plan remains in full force and effect in accordance with its terms.


                             * * * * * * * * * * * *